News Release

HOPE BANCORP RECEIVES REGULATORY APPROVALS
FOR ITS MERGER WITH TERRITORIAL BANCORP

LOS ANGELES AND HONOLULU, March 3, 2025—Hope Bancorp, Inc. (“Hope Bancorp”) (NASDAQ: HOPE), the holding company of Bank of Hope, and Territorial Bancorp Inc. (“Territorial”) (NASDAQ: TBNK), the holding company of Territorial Savings Bank, today jointly announced receipt of all required regulatory approvals to complete their previously announced merger (the “Merger”). Upon completion of the Merger, it is intended that the legacy Territorial franchise in Hawai‘i will operate under the trade name Territorial Savings, a division of Bank of Hope, preserving the 100-plus year legacy of the Territorial brand, culture and commitment to local communities. The combination of the two banks is expected to create the largest regional bank catering to multi-cultural customers across the continental United States and the Hawaiian Islands.

“We are very pleased to have received the required regulatory approvals,” stated Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp. “We believe this combination will strengthen our position as one of the leading Asian American banks in the country, add a stable, low-cost deposit base to the combined company, and accelerate the diversification of our loan mix with the addition of a residential mortgage portfolio with excellent asset quality. We look forward to building on Territorial’s legacy of exemplary customer service and support of local communities in a strategically important market.”

“This combination effectively enhances the opportunity to grow Territorial’s market share and elevate the customer experience by leveraging the combined company’s larger balance sheet, greater resources and more extensive array of banking products and services,” said Allan S. Kitagawa, Chairman, President and Chief Executive Officer of Territorial. “We expect a seamless transition for our customers, and we believe our employees and shareholders stand to enjoy greater long-term benefits as part of a larger organization.”

The Merger is expected to be completed at the beginning of April 2025, subject to the satisfaction of customary closing conditions.

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2-2-2                                     NASDAQ:HOPE & NASDAQ:TBNK

About Hope Bancorp, Inc.
Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $17.05 billion in total assets as of December 31, 2024. Headquartered in Los Angeles and serving a multi-culture population of customers across the nation, the Bank provides a full suite of commercial, corporate and consumer loans, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; deposit and fee-based products and services; international trade financing; and cash management services, foreign currency exchange solutions, and interest rate derivative products, among others. Bank of Hope operates 46 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Alabama, and Georgia. The Bank also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices in the United States; and a representative office in Seoul, Korea. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to www.bankofhope.com. By including the foregoing website address link, Hope Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

About Territorial Bancorp Inc.
Territorial Bancorp Inc. (NASDAQ: TBNK), headquartered in Honolulu, Hawai‘i, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawai‘i. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawai‘i and has 29 branch offices in the state of Hawai‘i. For additional information, please visit Territorial’s website at: https://www.tsbhawaii.bank. By including the foregoing website address link, Territorial does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements
Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, each of Hope Bancorp and Territorial claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Hope Bancorp and Territorial’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The closing of the Merger is subject to customary closing conditions. There is no assurance that such conditions will be met or that the pending Merger will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; and deposit attrition, operating costs, customer loss and business disruption following the Merger, including difficulties in maintaining relationships with employees and customers, may be greater than expected. Other risks and uncertainties include, but are not limited to: possible renewed deterioration in economic conditions in Hope Bancorp’s or Territorial’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s or Territorial’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp or Territorial; the risk that any announcements relating to the pending transaction could have adverse effects on the market price of the common stock of Hope Bancorp or Territorial; diversion of either bank’s management’s attention from ongoing business operations and opportunities; and risks from natural disasters. For additional information concerning these and other risk factors, see Hope Bancorp’s and Territorial’s most recent Annual Report on Form 10-K. Each of Hope Bancorp and Territorial does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

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3-3-3                                     NASDAQ:HOPE & NASDAQ:TBNK

Contacts:

For Hope Bancorp, Inc.	For Territorial Bancorp Inc.
Julianna Balicka	Walter Ida
EVP & Chief Financial Officer	SVP, Director of Investor Relations
213-235-3235	808-946-1400
julianna.balicka@bankofhope.com	walter.ida@territorialsavings.net

Angie Yang
SVP, Director of Investor Relations & Corporate Communications
213-251-2219
angie.yang@bankofhope.com

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